Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com	News Release

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE APPOINTS JOSEPH WAYLAND GENERAL COUNSEL

ZURICH, June 19, 2013 – ACE Limited announced today the appointment of Joseph Wayland as General Counsel. Effective July 8, 2013, Mr. Wayland will be responsible for the company’s global legal affairs including providing counsel on a full range of legal and business issues to the CEO, senior management team and board of directors, as well as leading the legal organization that supports the company’s business operations globally. Reporting to Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, Mr. Wayland succeeds Robert Cusumano, who as previously announced is leaving the company to pursue other interests.

Mr. Wayland joins ACE from Simpson Thacher & Bartlett, where he worked from 1988 and became a partner in 1994. From 2010 to 2012, Mr. Wayland served with the United States Department of Justice, first as Deputy Assistant Attorney General responsible for litigation for the Antitrust Division and then as the Acting Assistant Attorney General in charge of the Division.

“I am delighted to welcome Joe to ACE,” said Mr. Greenberg. “Joe has a strong background and impressive record of accomplishment in the legal field. His extensive experience in both the private and public sectors includes work on large, complex commercial matters and serving as lead trial and appellate counsel on a number of landmark cases. Joe’s counsel and leadership will be critical to helping us achieve our growth strategies around the world.

“At this time, I also want to thank Bob Cusumano, who has served with distinction as ACE’s general counsel for the last eight years. Bob has contributed significantly to the company and built a first-class legal organization for our company. I want to wish him and his family all the best for the future.”

Earlier in his career, Mr. Wayland served as a captain in the United States Air Force. He received his juris doctorate degree from Columbia University Law School and his undergraduate degree from Washington University. He also holds a master’s degree in international and comparative law from Georgetown University Law School.

The ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 53 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of the ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

# # #